Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of December 31, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of December 31, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $593,650)	$631,905
Cash and cash equivalents	321,542
Other assets	16,867
Other liabilities	(18,851)
Distributions payable	(7,044)
Accrued performance fee	(3,703)
Management fee payable	(420)
Net Asset Value	$940,296
Number of outstanding shares	35,042,896

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of December 31, 2024 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of December 31, 2024
Series I
A-II Shares	$216,781	8,109,427	$26.73
F-I Shares	$30,652	1,154,705	$26.55
V Shares	$1	40	$25.00
E shares	$115	4,262	$26.88
Series II
A-II Shares	$665,553	24,755,955	$26.88
F-I Shares	$26,678	999,415	$26.69
V Shares	$1	40	$25.00
E shares	$515	19,052	$27.03
Total	940,296	35,042,896